FOR IMMEDIATE RELEASE

Contact: Tom Evans
602.448.5483
tom@evanspubrelations.com

Healthcare Trust of America, Inc. and Plaza Companies Form
Alliance on Large Medical Office Portfolio in Northwest Phoenix

Plaza to Provide Leasing and Management Services to HTA’s 641,000 Square Feet Portfolio;
Capital Improvement Campaign to Begin

PEORIA, Arizona (March 26, 2010) — Healthcare Trust of America, Inc. (HTA) and Plaza Companies have formed an alliance on more than 641,000 square feet of high-profile medical office buildings in Sun City and Sun City West communities in the Northwest Phoenix area.

Scottsdale-based HTA purchased the portfolio of medical office buildings — known to local residents as being part of the former Sun Health System — in December of 2009. The 17-property portfolio represents a large chunk of the Northwest Phoenix area’s health care infrastructure.

HTA has reached agreement with Peoria-based Plaza Companies to provide property management and leasing services for the portfolio, and Plaza Companies will also work with HTA on a capital improvement program for the properties.

The acquisition of the portfolio is part of a significant expansion effort by HTA in the Arizona marketplace. The company now owns more than 1 million square feet of gross leasable area in Arizona.

“Healthcare Trust of America, Inc. acquired the Sun Cities portfolio because of the strong demographics of these retirement communities, the market strength of Banner Health and their continuing investment in these hospitals. The medical office portfolio is 92% leased and positioned to play a vital role in the delivery of quality care in these communities,” said Mark D. Engstrom Executive Vice President – Acquisitions for HTA. “Our balance sheet strength will allow us to respond to the evolving needs of the physician and hospital community under the new era of healthcare in the U.S.”

“The Sun Cities acquisitions allows HTA to align ourselves with large, high-quality medical office portfolios associated with high-quality healthcare systems in strategically located markets,” said Scott D. Peters, Chief Executive Officer and President of HTA. “Our alliance with the Plaza Companies affords HTA the opportunity to bring high-quality, service-focused management and leasing services to our tenants.”

Plaza Companies has a 28-year track record of providing property management, leasing and construction management services in the area, as well as being an involved corporate citizen in the Northwest Phoenix area. Like HTA, it has significant expanded its portfolio over the past few years despite the economic downturn.

Sharon Harper, President & CEO of Plaza Companies, said the new alliance with HTA will bring those same principles to this large portfolio of buildings. “This is a very exciting alliance and one we are proud to become a part of,” Harper said. “HTA has a superb track record as a medical office property owner of the highest caliber, and combined with Plaza’s commitment to superior service and facilities, our joint efforts will lead to better medical facilities for the region.”

Along with developing a capital improvement program, HTA and Plaza Companies will also work to develop a strong relationship with Banner Health, owner of the two largest hospitals in the area, to enhance the ability to recruit quality physicians to the area.

Dave Kobriger, CEO of Banner Arizona Medical Clinic, which is a tenant of Plaza on the Plaza Del Rio campus in Peoria and the Del Webb Hospital Campus in Sun City West, said the HTA/Plaza alliance is good news for area residents and for Banner Health.

“Banner Arizona Medical Clinic has a long and successful track record of working with Plaza Companies and is pleased to know that they have created an alliance with HTA on these important medical office buildings,” he said. “From our own experiences, we know that this alliance can have an extremely positive influence on the quality of health care in the area by making sure medical offices are in top condition and by helping to attract the best doctors to the Sun Cities.”

HTA and Plaza Companies have already begun reaching out to current tenants of the medical office buildings to provide them with information about the benefits of HTA’s new ownership and the management to be provided by Plaza Companies, and will also undertake a strong community outreach program to educate local residents about how the alliance will improve health care in the area.

HTA and Plaza Companies will be working throughout the coming months to identify the most beneficial capital improvements to the properties and to begin the process of getting those improvements completed. They are committed to great tenant relationships and excellent facilities.

About Healthcare Trust of America, Inc. Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded, real estate investment trust. Since September 2009, when HTA completed its transition to self management, it has acquired approximately $504 million in medical office and healthcare-related assets. These assets include a total of 13 acquisitions and one other real estate-related asset, representing approximately 2.4 million square feet. Since its formation in 2006, HTA has made 57 geographically diverse acquisitions valued at approximately $1.55 billion based on purchase price, which includes 188 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 7.9 million square feet, and includes 169 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states. For more information about HTA, visit www.htareit.com.

About Plaza Companies Plaza Companies, based in Peoria, Arizona, is an award-winning leader in the development and management of medical office properties, technology and bioscience facilities, and senior housing communities. Founded in 1982, Plaza Companies is a full-service firm with a portfolio of approximately 5 million square feet valued at more than $1 billion. For more information about Plaza Companies, visit www.theplazaco.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of HTA’s portfolio and the value that the Phoenix area portfolio adds to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the portfolio; the strength and financial condition of the tenants; uncertainties relating to the local economy of Phoenix, Arizona; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties relating to changes in the healthcare industry; uncertainties relating to the implementation of HTA’s investment strategy; and other risk factors as outlined in HTA’s prospectus, as amended from time to time, and as detailed from time to time in HTA’s periodic reports, as filed with the Securities and Exchange Commission.